Contacts:

Stereotaxis, Inc. 314-678-6105 Jim Stolze, Chief Financial Officer	Noonan Russo 212-845-4269 Brian Ritchie (investors)

jstolze@stereotaxis.com brian.ritchie@eurorscg.com

Stereotaxis Provides Corporate Update

St. Louis, MO, May 26, 2006 – Stereotaxis, Inc. (NASDAQ: STXS) announced today that, following the recent Heart Rhythm Society (HRS) conference, where the Company’s technology was highlighted in the first-ever transatlantic remote live atrial fibrillation case, successfully performed by Carlo Pappone, M.D., Ph.D., we have received a number of inquiries regarding our new product development plans and wish to elaborate on our intentions in this regard. Stereotaxis’ strategy for its cardiology platform is to introduce gradual and continual improvements over time in order to support higher selling prices and better margins. The Company is confident that by focusing on software automation and integration, in combination with a broader portfolio of partnered disposable devices, we will be able to achieve new standards of safety, efficiency and efficacy in cardiology, based on our current Niobe® platform. The interest generated at the HRS conference (as well as at the recent EuroPCR conference where two live interventional cases were successfully performed using the Stereotaxis system), and the significant number of resulting sales leads, have affirmed our outlook for the balance of the year.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute “forward- looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that we will recognize revenue related to our purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of our control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.